Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT OPGEN, INC. TREATS AS PRIVATE OR CONFIDENTIAL

AGREEMENT OF ASSIGNMENT OF MANDATE IN

RESPECT OF DIRECT LISTING SPONSORSHIP ADVISORY SERVICES WITH

[***].

This Assignment of Mandate in respect of US Direct Listing Sponsorship Advisory Services (this “Assignment”) with [***], a limited liability company (the “Company’’) incorporated under the laws of Malaysia, is dated and effective as of 2/10/2024 (the “Effective Date”), by and amongst: -

I.	AEI Capital Ltd. (Registration No. 970490-V), a private limited company incorporated under the laws of British Virgin Islands and having its registered office at Intershore Chambers, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Assignor”)

And

II.	CapForce International Holdings Ltd. (Registration No. LL20994), a limited liability company incorporated in Labuan, Malaysia having its registered address at Unit Level 11(A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Federal Territory of Labuan, Malaysia (hereinafter referred to as the “Assignee”)

WHEREAS, the Company had on 02/01/2024 entered into a Letter of Engagement for US Direct Listing Sponsorship Advisory with the Assignor (“Advisory Mandate”);

WHEREAS, the Assignor wishes to assign its rights and obligations within Clause 3.1 of the Advisory Mandate with the Advisory Fee equivalent to 2.1% of the common stock in the Company and USD120,000 cash (“Assigned Advisory Fee”) to the Assignee as of the Effective Date, and the Assignee wishes to accept such assignment of the Assigned Advisory Fee for the consideration and upon the terms and conditions of this Agreement;

WHEREAS, the Assignee is willing to undertake all of the obligations of the Assignor in the Advisory Mandate arising from the Assigned Advisory Fee (the “Obligations”); and

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration hereinafter described, the receipt and sufficiency of which are acknowledged, the parties agree as follows: -

1.	That as of the Effective Date, the Assignor assigns to the Assignee and the Assignee accepts from the Assignor, the Assignor’s right, title and interest stipulated under Clause 3.1 of the Advisory Mandate (“Assigned Interest”).

2.	The Assignor hereby represents and warrants the following:

a.	Authorisation. The Assignor has the power and authority to execute, deliver and perform its obligations under this Agreement.

b.	No Conflicts. To the Assignor’s actual knowledge, the execution, delivery and performance by the Assignor of this Agreement and the performance of the transactions contemplated hereby and thereby will not (A) violate (1) any provision of law, statute, rule or regulation the effect of which would be to cause or be reasonably expected to have a material adverse effect on the ability of the Assignor to perform any of its obligations under this Agreement, (2) any order of any governmental authority having proper jurisdiction over the Assignor, or (3) any provision of any indenture, loan agreement or other material agreement to which the Assignor is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, loan agreement or other material agreement or (C) result in the creation or imposition of any mortgage, deed of trust, lien, pledge, claim, equity interest, participation interest, security interest or other charge or encumbrance of any kind with respect to the Assigned Interest.

c.	Enforceability. This Agreement has been duly authorised, executed and delivered by the Assignor and the terms hereof constitute the legal, valid and binding obligations of the Assignor enforceable against the Assignor in accordance with its terms, subject to bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

d.	Title and Ownership. Assignor shall be the sole legal and beneficial owner of the entire Advisory Interest and have full power and lawful authority to transfer, convey and assign to the Assignee all of the Assignor’s right, title and interest in and to the Assigned Interest in the manner contemplated hereby. After giving effect to the consummation of the transactions contemplated hereby, neither the Assignor nor any person claiming under or through the Assignor has any valid claim to or interest in the Assigned Interest.

e.	Survival. The above representations, warranties, covenants and agreements of the Assignor shall survive the execution and delivery of this Agreement and the closing hereunder.

3.	In consideration of the assignment effected hereby, the Assignee hereby assumes and agrees to discharge all of the Obligations from and after the Effective Date. Assignee further covenants and agrees to promptly pay when due any and all transfer taxes and assessments resulting from the transfer of the Assigned Advisory Fee from the Assignor to the Assignee, where applicable.

4.	The Assignee represents and warrants to the Assignor that:

a.	Organisation: Powers. The Assignee (i) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (ii) are qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the performance by the Assignee of their obligations under this Agreement, and (iii) have the power and authority to execute, deliver and perform their obligations under this Agreement.

b.	Authorisation. The execution, delivery and performance by the Assignee of this Agreement, and the performance of the transactions contemplated hereby and thereby (i) have been duly authorised by all requisite action and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation the effect of which would be to cause or be reasonably expected to have a material adverse effect on the ability of the Assignee to perform any of its obligations under this Agreement, (2) any order of any governmental authority having proper jurisdiction over the Assignee, (3) any provision of the organisational documents of the Assignee, or (4) any provision of any indenture, loan agreement or other material agreement to which the Assignee is a party or by which it or any of its property is or may be bound, or (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, loan agreement or other material agreement.

c.	Enforceability. This Agreement has been duly authorised, executed and delivered by the Assignee and the terms hereof constitute the legal, valid and binding obligations of the Assignee enforceable against the Assignee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

d.	Consents and Approvals. No consent, approval or authorisation from, or filing or declaration with, any Person or any governmental authority is required to be made by the Assignor to give the Assignee a perfected ownership interest in the Assigned Interest or for the consummation of the transactions contemplated hereby.

e.	Survival. The above representations, warranties, covenants and agreements of the Assignee shall survive the execution and delivery of this Agreement and the closing hereunder.

5.	The Assignor, on behalf of itself and its affiliates, hereby (i) acknowledges the assignment of the Assigned Interest and assumption by the Assignee of the Obligations pursuant to this Agreement and (ii) except as to paragraph 3, releases, remises and forever discharges the Assignor from all of the Obligations and from any and all other liabilities, claims, actions, or cause of actions, known or unknown, asserted or unasserted, which they may have relating to or growing out of any action or inaction taken or not taken in connection with the Assigned Interest and/or this Agreement and the transaction described herein. Accordingly, from and after the Effective Date, the Assignee shall be responsible for all of the Obligations of the Assignor in the Advisory Mandate in respect of the Assigned Interest.

6.	By its execution hereof, the Assignee hereby agrees to become a direct listing advisor of the Advisory Mandate and, subject to the foregoing provisions of this Agreement, agrees to be bound (to the same extent as the Assignor was bound) by the Advisory Mandate entered between the Assignor and Company.

7.	The parties hereto hereby acknowledge that the Assignee shall succeed to all rights and obligations of the Assignor in the Advisory Mandate arising from the Assigned Interest as of the Effective Date.

8.	Except as otherwise provided in Section 1 hereof, the parties hereto hereby agree that the assignment of the Assigned Interest and the other transactions effected hereby shall be effective for all purposes as of the Effective Date.

9.	The Assignor undertakes that the Company hereby consents to the transfer and assignment of the Assigned Interest to the Assignee and the admission of the Assignee as the direct listing incubator and sponsor (“Direct Listing Incubator & Sponsor”) with respect to the Assigned Interest pursuant to this Agreement without any conditions or requirements other than with respect to the representations, warranties, covenants and undertakings of the parties expressly set forth in this Agreement, including, without limitation, the Assignee’s (i) assumption of, and agreement to pay, the Obligations, and (ii) agreement to be bound by the terms of the Advisory Mandate.

10.	The parties hereto hereby agree to reasonably cooperate in good-faith to take such other steps as may be necessary or appropriate in order to more fully reflect and further evidence the assignment of the Assigned Interest and the other transactions effected hereby.

11.	This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

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In witness whereof, the Parties have cause this Agreement to be duly executed and delivered under seal as of the Effective Date.

Assignor		/s/ John Tan
Executed and delivered by	)
AEI Capital Ltd.	)
Registration No. 970490-V	)
Acting by	)
John Tan	)

Assignee		/s/ John Tan
Executed and delivered by	)
CapForce International Holdings Ltd.	)
Registration No. LL20994)
Acting by	)
John Tan	)

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